Exhibit 99.1

GoDaddy Announces Retirement of CEO Blake Irving;

Scott Wagner to Succeed Irving

Transition Effective December 31, 2017; Irving to Remain on

GoDaddy’s Board of Directors

SCOTTSDALE, Ariz., August 22, 2017 /PRNewswire/—GoDaddy Inc. (NYSE: GDDY), the world’s largest cloud platform dedicated to small, independent ventures, today announced Blake Irving’s retirement from the role of CEO, effective December 31, 2017. Scott Wagner, GoDaddy’s President and COO, will assume the CEO role upon Blake’s departure. Irving will continue to serve on GoDaddy’s Board of Directors through June 2018.

“After more than three decades in technology, I’ve decided it’s time to retire and begin the next phase of my life,” said Blake Irving, GoDaddy CEO. “Over the last five years, we’ve assembled a seasoned and diverse leadership team, and expanded our reach around the world, now serving customers in 125 countries with purpose-build products – all while doubling our revenue and profits. GoDaddy’s trajectory is clear and our momentum strong. It is the perfect time to transition leadership to Scott Wagner. I couldn’t be prouder of what the company has accomplished, and I am equally excited about what the company will achieve under Scott’s leadership.”

Wagner joined GoDaddy in 2013, after a 13-year tenure at KKR, where he served as a partner. Wagner was a key member of the team that invested in GoDaddy in 2011, serving as GoDaddy’s interim CEO, and then joined the company’s leadership team as CFO and COO when Irving became CEO. Wagner was promoted to the role of President in 2016, with expanded responsibility across go-to-market channels, including marketing, customer care, international markets, and corporate development.

“GoDaddy is truly a unique company, and I’m honored to serve as the next CEO,” said Scott Wagner, GoDaddy president and chief operating officer. “GoDaddy has become the starting place for getting an idea online, and we’ve been incredibly successful with nearly 17 million customers around the world. There remains a huge strategic opportunity for GoDaddy – innovating across our product portfolio and technical platform, engaging more frequently with our existing customers, and continuing to serve new geographic markets and customer segments. I look forward to the next wave of GoDaddy’s evolution and to creating a unique, category-creating cloud software company that enables ideas to start and thrive online.”

“We’d like to thank Blake for the tremendous contributions he’s made over the last five years – his impact will be long felt,” said Chuck Robel, GoDaddy Chairman of the Board. “The board is extremely confident that under Scott’s leadership, GoDaddy will continue to have an incredibly bright and successful future.”

The two leaders will work closely together through the end of the year, as they transition CEO leadership to Wagner.

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About GoDaddy

GoDaddy powers the world’s largest cloud platform dedicated to small, independent ventures. With nearly 17 million customers worldwide and over 71 million domain names under management, GoDaddy is the place people come to name their idea, build a professional website, attract customers and manage their work. Our mission is to give our customers the tools, insights and the people to transform their ideas and personal initiative into success. To learn more about the company visit www.GoDaddy.com.

© 2017 GoDaddy Inc. All Rights Reserved.

Source: GoDaddy Inc.

Contact:

Karen Tillman

PR@GoDaddy.com

650 245 7687